Exhibit 99.1

Bristol Myers Squibb to Acquire Turning Point Therapeutics, a Leading Precision Oncology Company

Acquisition Brings Repotrectinib, a Potential Best-in-Class, Next-Generation ROS1/NTRK Inhibitor with Differentiated Duration of Response for Patients with ROS1-positive First-Line Non-Small Cell Lung Cancer; Expected to Launch in 2023

Bristol Myers Squibb to Commence All-Cash Tender Offer to Acquire All Outstanding Shares of Turning Point Therapeutics for $76.00 per Share

Expected to be Accretive to Non-GAAP Earnings Per Share beginning in 2025

(NEW YORK & SAN DIEGO, June 3, 2022) – Bristol Myers Squibb (NYSE:BMY) and Turning Point Therapeutics, Inc. (NASDAQ:TPTX) today announced a definitive merger agreement under which Bristol Myers Squibb will acquire Turning Point Therapeutics for $76.00 per share. The transaction was unanimously approved by both the Bristol Myers Squibb and Turning Point Therapeutics Boards of Directors and is anticipated to close during the third quarter of 2022.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of investigational medicines designed to target the most common mutations associated with oncogenesis. Turning Point Therapeutics’ lead asset, repotrectinib, is a next-generation, potential best-in-class tyrosine kinase inhibitor (TKI) targeting the ROS1 and NTRK oncogenic drivers of non-small cell lung cancer (NSCLC) and other advanced solid tumors. Repotrectinib has been granted three Breakthrough Therapy Designations from the U.S. Food and Drug Administration. In the Phase 1/2 TRIDENT-1 clinical trial, longer duration of response has been observed in the landmark analysis with repotrectinib than with existing ROS1 agents in first-line NSCLC.

Bristol Myers Squibb expects repotrectinib to be approved in the U.S. in the second half of 2023 and become a new standard of care for patients with ROS1-positive NSCLC in the first-line setting. The company also plans to continue to explore the potential of Turning Point Therapeutics’ promising pipeline of novel compounds.

“The acquisition of Turning Point Therapeutics further broadens our leading oncology franchise by adding a best-in-class, late-stage precision oncology asset,” said Giovanni Caforio, M.D., Board Chair and Chief Executive Officer, Bristol Myers Squibb. “With this transaction, we are continuing our strong track record of strategic business development to further enhance our growth profile.”

“Today’s news builds upon our long legacy of pioneering next-generation medicines for patients with cancer,” said Samit Hirawat, M.D., Chief Medical Officer, Global Drug Development, Bristol Myers Squibb. “With repotrectinib, we have the opportunity to change the standard of care and address a significant unmet medical need for ROS1-positive non-small cell lung cancer patients.”

“Through this transaction, we will be able to harness the full potential of our precision oncology platform to advance the standard of care for cancer patients. Since our founding, we have leveraged our deep scientific expertise to develop a pipeline of promising precision oncology assets,” said Athena Countouriotis, M.D., President and Chief Executive Officer, Turning Point Therapeutics. “With Bristol Myers Squibb’s leadership in oncology, strong commercial capabilities and manufacturing footprint, we will be able to further accelerate the pace at which we can bring our novel medicines to benefit people diagnosed with cancer around the world.”

Financial Details and 2022 Financial Guidance

The transaction supports Bristol Myers Squibb’s medium- to long-term growth strategy with accretion to non-GAAP earnings per share (EPS) beginning in 2025. The transaction is expected to be up to $0.08 per share dilutive to non-GAAP EPS in 2022 prior to any impact from an acquired in-process research and development charge based on final accounting treatment. The accounting treatment as a business combination or asset acquisition will be determined upon the expected close of the transaction in the third quarter of 2022.

Transaction Terms and Financing

Under the terms of the merger agreement, Bristol Myers Squibb will promptly commence a tender offer to acquire all of the outstanding shares of Turning Point Therapeutics’ common stock at a price of $76.00 per share in an all-cash transaction for a total consideration of $4.1 billion in equity value. Turning Point Therapeutics’ Board of Directors unanimously recommends that Turning Point Therapeutics shareholders tender their shares in the tender offer.

 The transaction is subject to customary closing conditions, including the tender of a majority of the outstanding shares of Turning Point Therapeutics’ common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Following the successful closing of the tender offer, Bristol Myers Squibb will acquire all remaining shares of Turning Point Therapeutics that are not tendered into the tender offer through a second-step merger at the same price of $76.00 per share.

Bristol Myers Squibb expects to finance the acquisition with cash on hand.

Advisors

Gordon Dyal & Co., LLC is serving as the exclusive financial advisor to Bristol Myers Squibb, and Kirkland & Ellis LLP is serving as legal counsel. Goldman Sachs & Co. LLC is serving as the exclusive financial advisor to Turning Point Therapeutics, and Cooley LLP is serving as legal counsel.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

About Turning Point Therapeutics Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead drug candidate, repotrectinib, is a next-generation kinase inhibitor targeting the ROS1 and TRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib, which is being studied in a registrational Phase 2 study in adults and a Phase 1/2 study in pediatric patients, has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients. The company’s pipeline of precision oncology drug candidates is being studied across a variety of solid tumors. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

Additional Information about the Tender Offer and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and Rhumba Merger Sub Inc. (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file a tender offer statement on Schedule TO and Turning Point Therapeutics will file a recommendation statement on Schedule 14D-9. INVESTORS AND TURNING POINT THERAPEUTICS STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 THAT WILL BE FILED BY TURNING POINT THERAPEUTICS WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY TURNING POINT THERAPEUTICS’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all stockholders of Turning Point Therapeutics free of charge at tptherapeutics.com.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, the company and Turning Point Therapeutics file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the company or Turning Point Therapeutics with the SEC at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the acquisition of Turning Point Therapeutics by the company and the development and commercialization of certain biological compounds. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements.  These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and the subsequent merger, (ii) the number of shares of the Turning Point Therapeutics’ common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for Turning Point Therapeutics, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction. The actual financial impact of this transaction may differ from the expected financial impact described in this communication. In addition, the compounds described in this communication are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2021, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in Turning Point Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2021 and its subsequent Quarterly Reports on Form 10-Q , as well as other documents that may be filed by Bristol Myers Squibb or Turning Point Therapeutics from time to time with the SEC. Neither the company nor Turning Point Therapeutics undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

Use of Non-GAAP Financial Information and Financial Guidance

In discussing financial guidance, Bristol Myers Squibb refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this communication that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods

Non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because Bristol Myers Squibb believes they neither relate to the ordinary course of Bristol Myers Squibb’s business nor reflect Bristol Myers Squibb’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to or as a substitute for the related financial measures that are prepared in accordance with GAAP and are not intended to be considered in isolation and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of the forward-looking non-GAAP measures presented in this communication is not provided due to the inherent difficulty in forecasting and quantifying items that are necessary for such reconciliation. Namely, we are not able to reliably predict the impact of specified items or currency exchange rates beyond the next twelve months. As a result, the reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results. In addition, the non-GAAP financial guidance in this communication excludes the impact of any potential additional future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this communication.

For more information, contact:

Bristol Myers Squibb

Media: media@bms.com
Investor Relations: investor.relations@bms.com

Turning Point Therapeutics

Media and Investor Relations: ir@tptherapeutics.com